Shaw Closes ViaWest Acquisition

Calgary, Alberta (September 2, 2014) – Shaw Communications Inc. (“Shaw”) today announced that it has closed its previously announced acquisition of ViaWest, Inc. (“ViaWest”) from Oak Hill Capital Partners and other shareholders for an enterprise value of US$1.2 billion.

“The ViaWest acquisition provides Shaw a growth platform in the attractive North American data centre sector and is another significant step in expanding our technology offerings for mid-market enterprises in Western Canada,” said Shaw’s Chief Executive Officer, Brad Shaw.

“We are delighted to welcome the ViaWest management team and employees to Shaw and we look forward to jointly delivering on ViaWest’s next phase of growth in the U.S. and using the ViaWest expertise to accelerate the development of our Canadian data centre platform,” Mr. Shaw said.

The current ViaWest management team, led by co-founder, President and Chief Executive Officer Nancy Phillips, will continue to operate ViaWest from its Denver headquarters as a stand-alone wholly owned subsidiary of Shaw, building upon its track record of profitable growth.

“The ViaWest team is highly motivated by the acquisition and excited to expand on the momentum we are experiencing in our markets. We look forward to serving our customers in the marketplace and seizing the significant opportunities ahead of us,” Ms. Phillips said. “Together, the strategic and cultural alignment between Shaw and ViaWest is very positive for our customers, partners, and employees, and further strengthens our position as the leading colocation and hybrid infrastructure services provider in North America,” added Ms. Phillips.

About Shaw Communications Inc.

Shaw Communications Inc. is a diversified communications and media company, providing consumers with broadband cable television, High-Speed Internet, Home Phone, telecommunications services (through Shaw Business), satellite direct-to-home services (through Shaw Direct) and engaging programming content (through Shaw Media). Shaw serves 3.2 million customers, through a reliable and extensive fibre network. Shaw Media operates one of the largest conventional television networks in Canada, Global Television, and 19 specialty networks including HGTV Canada, Food Network Canada, HISTORY® and Showcase. Shaw is traded on the Toronto and New York stock exchanges and is included in the S&P/TSX 60 Index (Symbol: TSX – SJR.B, NYSE – SJR). For more information about Shaw, please visit www.shaw.ca.

About ViaWest, Inc.

ViaWest, Inc. is a leading colocation, cloud, and managed services provider in North America, with a comprehensive suite of fully compliant environments, including premium wholesale and retail colocation, private and public clouds and managed services. Enabling businesses to leverage both their existing IT infrastructure and emerging cloud resources, ViaWest delivers the right balance of cost, scalability and security. With a team-based account management approach and 100% uptime guarantee, ViaWest offers tailored solutions designed for maximum reliability and flexibility. For more information, please visit http://www.viawest.com/.

For media inquiries, please contact:

Chethan Lakshman, VP, External Affairs

Shaw Communications Inc.

(403) 930-8448

chethan.lakshman@sjrb.ca

Caution Regarding Forward-Looking Statements

Statements in this news release relating to expected business results and growth plans constitute “forward-looking statements” within the meaning of applicable securities laws. These statements are based on assumptions made by Shaw that it believes are appropriate in the circumstances, including without limit, a stable pricing environment relative to current rates, no significant market disruption or other significant changes in economic conditions, competition or regulation that would have a material impact; that planned growth strategies can be executed and will yield the expected results; and that ViaWest will provide expected benefits to the Business offering in Western Canada. There is the risk that one or more of these assumptions will not prove accurate and this may affect Shaw’s business results and plans. Undue reliance should not be placed on any forward-looking statements. Except as required by law, Shaw disclaims any obligation to update any forward-looking statement.

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